Independence LED Grow Light Retail Program

with OSL Holdings

This Agreement is between Independence LED Lighting, LLC (“ILED”) and OSL Holdings, Inc. (OTCQB: “OSLH” or “Retailer”) for the Grow Light Retail Program. ILED is interested in generating revenue from the sale if its Grow Lights to customers at retail “brick and mortar” supply stores that cater to commercial indoor growers. OSLH, which currently owns at least 1 retail location that caters to commercial indoor growers, is interested in participating in the program at the Go Green Hydroponics location in Los Angeles, California.

Retail Program Summary:

Pilot Time Frame: 90 Days

ILED provides 1 sample Grow Light

Based on the results of the Pilot program and mutually agreeable timetable and volume order commitments, Retailer may request ILED to private or co-label its Grow Lights for sale through Retailers physical location or its distribution channels.

Background on Go Green Hydroponics

Go Green Hydroponics, Inc. is an indoor gardening and cultivation supply retail operator, its Flagship store is currently located in Los Angeles, California, specializing in the sale of hydroponic cultivation equipment, mineral nutrient solutions and gardening resources and equipment. Go Green Hydroponics currently offers grow lights but the product mix to date has not included LED technology.

Background on Independence LED

In 2014, ILED launched its LED Grow Light fixture series to augment its award winning line of commercial LED fixtures for building illumination. The ILED Grow Light series is comprised of a modular system that delivers cost-effective Photosynthetically Active Radiation (PAR) with customizable wavelengths to optimize indoor plant growth during both vegetation and flowering phases. The ILED Grow Light series includes a broad range of options including fixture size, light density, reflectors, mounting accessories, and smart controls such as dimming to simulate sunrise and sunset. ILED also offers Agri-Design-Services (Independence-ADS) with photometric analysis to assist commercial growers with custom fixture designs, wavelengths, and ceiling layouts to increase plant yield and reduce operating cost through the ILED Grow Lights.

Customer Research & Product Development

ILED will work with the Retailer’s staff to download the needs and requirements of the customers and staff with respect to new products or enhancements to existing ILED product lines for the commercial grower. ILED and Retailer will work in good faith to identify new products to jointly develop and offer to Retailer’s customers.

© 2015 All Rights Reserved, ILEDLED, Lighting LLC   www.IndependenceLED.com Confidential and Proprietary
487 Devon Park Drive, Suite 204, Wayne, PA 19087

Pilot Program: In-Store Grow Light Display

ILED Provides:

●	A Grow Light Fixture for Flowering (approx. 2’ x 4’ MSRP $1,150) with mounting equipment (Note: A Vegetation fixture at MSRP $850 is available, but the Flowering fixture is most applicable for Go Green Hydroponics growers.)

●	An 8.5” x 11” sign that can either hand from the ceiling or mount on the wall near the fixture identifying key features of the fixture.

●	Inclusion in a monthly webinar for interested customers and/or any members of the Retailer staff that would like to learn more about the advantages of the ILED Grow Light “System” over traditional lighting and competing LEDs.

Retailer Provides:

●	Ceiling display space for the sample ILED Grow Light fixture, and installation with ILED provided mounting accessories

●	Ceiling and/or wall display space for signage

●	Photo and Video (Smart Phone) documentation of the fixture installation

●	Lead capture file. Since the Grow Light is a sample “showcase”

●	Press Release, mutually approved by ILED and Retailer, and delivered via a wire service such as PR Newswire by Retailer. See EXHIBIT A.

Support for Two Primary Purchase Paths: ILED expects that small scale buyers may want to purchase one or two fixtures and major buyers may want to purchase one or two samples for testing prior to making larger orders. The breakdown below addresses the different paths:

●	Sample and Small Order Sales Fulfillment: When a member of the Retailer’s staff interests a customer in the sale of an ILED Grow Light and takes an order with a 50% credit card deposit, then ILED will handle the fixture production and drop shipping. ILED will provide a revenue share of 20% to Retailer on the collected revenues from customers, which Retailer will withhold from any customer payment. When the product arrives the credit card is automatically charged for the balance. The customer has a 60 day 100% satisfaction money back guarantee return policy from ILED. Retailer will forward the 50% deposit, less revenue share, to ILED by wire when cleared and repeat that payment process with regard to the final payment.

●	Lead Commissions on Major Orders: If a lead is generated from Retailer and sent to ILED via email, and that lead turns into a larger scale buying opportunity from a major grower, ILED will provide a 7.5% lead commission to Retailer, for a full year from the date of the first Purchase Order. Any large scale purchase from a Retailer customer will receive the normal 20% revenue share of collected revenues, when Retailer is managing the purchase order, payment collections, and providing the 50% deposit to ILED and the balance upon delivery.

© 2015 All Rights Reserved, ILEDLED, Lighting LLC   www.IndependenceLED.com Confidential and Proprietary
487 Devon Park Drive, Suite 204, Wayne, PA 19087

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Agreement Execution:

In witness, hereof, the parties hereto agree to the terms and conditions of this Agreement.

For OSL Holdings, Inc.

Signature: Bob Rothenberg Date: 4.17.15

Name: Bob Rothenberg

Title: CEO

brothenberg@oslholdings.com

610-745-1207

OSL Holdings, Inc. (OTCQB: OSLH)

www.OSLHoldings.com

1669 Edgewood Road, Suite 214, Yardley, PA, 19067

OSL Holdings acquired Go Green Hydroponics, Inc. in 2014

Go Green Hydroponics, Inc.

www.gogreenhydrostore.com

818-990-1198

15721 Ventura Blvd Encino, California

For Independence LED Lighting, LLC

Signature: /s/ Charlie Szoradi Date: 4.17.15

Name: Charlie Szoradi

Title: CEO

Charlie@IndependenceLED.com

610-551-5224

www.IndependenceLED.com

487 Devon Park Drive, Suite 204, Wayne, PA 19087

© 2015 All Rights Reserved, ILEDLED, Lighting LLC   www.IndependenceLED.com Confidential and Proprietary
487 Devon Park Drive, Suite 204, Wayne, PA 19087

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